Exhibit 2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT ("agreement") is made and entered into March 1, 2007, by and among DUPREE CATERING, INC., a Kentucky corporation (the "corporation"), HARRIET DUPREE BRADLEY (hereinafter the "seller"), and SOUTHERN BELLA, INC., a Delaware corporation ("purchaser").

WITNESSETH:

WHEREAS, the Seller owns 100% of the shares of the issued and outstanding capital stock of the Corporation; and

WHEREAS, seller owns and desires to sell, and purchaser desires to purchase, all of the issued and outstanding capital stock of the corporation (the "shares"), in accordance with and subject to the terms and provisions of this agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this agreement, and intending to be legally bound, the corporation, seller, and purchaser agree as follows:

(A) Purchase and sale of shares

At the closing (as defined in section (C) of this agreement), seller shall sell to purchaser, and purchaser shall purchase from seller, the shares.

(B) 1. Purchase price; payment

The aggregate purchase price for the shares shall consist of ONE HUNDRED AND TEN THOUSAND DOLLARS ($110,000.00 US) (the "purchase price"). ONE HUNDRED THOUSAND DOLLARS ($100,000.00 US) shall be paid by purchaser to seller in immediately available funds at Closing. The remaining TEN THOUSAND DOLLARS shall be paid in the form of a Note Payable that bears no interest and is due on February 28, 2008 exhibited in Schedule H.

(B) 2. Effect of Purchase

Southern Bella, Inc. shall possess all of the respective rights, privileges, powers, and interests of Dupree Catering, Inc. in and to every type of property, right, or claim, including but not limited to accounts receivable and choses in action, all of which shall be transferred to, and vested in, Southern Bella, Inc. by virtue of the Stock Purchase without any deed or other transfer and without reversion or impairment. Any action or proceeding, pending by Dupree Catering, Inc. may be continued as if the Stock Purchase did not occur, or Southern Bella, Inc. may be substituted in the proceeding for Dupree Catering, Inc. in such action or proceeding.

Southern Bella, Inc. shall be liable for all liabilities of Dupree Catering, Inc., and all debts, liabilities, obligations and contracts of Dupree Catering, Inc., whether matured or unmatured, whether accrued, absolute, contingent or otherwise, that is reflected or reserved against on the respective balance sheets, books of account or records of Dupree Catering, Inc., shall be those of Southern Bella, Inc. and shall not be released or impaired by the Stock Purchase.

If, at any time after the Effective Date, Southern Bella, Inc. shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm of record or otherwise, in Southern Bella, Inc. its right, title or interest in, to or under any of the rights, properties or assets of Dupree Catering, Inc. acquired or to be acquired by Southern Bella, Inc. as a result of, or in connection with, the Stock Purchase, or (b) otherwise carry out the purposes of this Agreement, Dupree Catering, Inc. and the shareholder and directors of Dupree Catering, Inc. shall be deemed to have granted to Southern Bella, Inc. an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law, (ii) do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Southern Bella, Inc. and (iii) otherwise carry out the purposes of this Agreement. The directors of Southern Bella, Inc. are fully authorized in the name of Dupree Catering, Inc. or otherwise to take any and all such actions consistent with this Section .

(C) Closing

The closing of the transactions contemplated by this agreement (the "closing") shall take place at the offices of Tree Anchor Law Firm, PLLC, 253 S. Limestone Street, Lexington, Kentucky, within TEN (10) days after all conditions set forth in sections (G) and (H) of this agreement have been satisfied or waived as provided therein, or at such other time, date, or place upon which purchaser and the seller' representative, as defined in section (K) of this agreement, shall agree in writing (the "closing date"), but in no event shall the closing date be later than March 7, 2007 If the closing shall not take place on the closing date, which shall in any event be not later than March 7, 2007, then the party or parties not at fault shall, in addition to all other rights and remedies available at law, in equity, or under this agreement against the defaulting party or parties, have the right to cancel and terminate this agreement. Each party to this agreement covenants and agrees that he, she, or it shall use all reasonable efforts to close the transactions contemplated by this agreement on the closing date, but in no event later than March 7, 2007. At the closing, concurrently with the discharge of the other parties' respective closing obligations:

(1) Seller' and the corporation's closing items

Seller and the corporation shall deliver to purchaser: (a) the certificates representing the shares, duly endorsed and free of any notation of any adverse claims, conveying to purchaser good and marketable title to the shares, free and clear of all liens, claims, charges, pledges, rights, and encumbrances of any nature whatsoever; (b) the opinion of counsel and certificates required by sections (G)(1), (G)(2), and (G)(3) of this agreement; (c) the resignations of such directors of the corporation as shall have been designated by purchaser in accordance with section (G)(6) of this agreement; (d) a certificate from the Secretary of State of Kentucky certifying that the corporation is in good standing as a corporation under the laws of Kentucky, and confirmation from the Secretary of State of Kentucky dated as of the closing date to the same effect; and (f) all minute books, corporate seals, and stock transfer records of the corporation and subsidiaries; and (g) all property, plant, machinery, and equipment of the corporation stipulated in Schedule F

(2) Purchaser's closing items

Purchaser shall deliver to the corporation and seller: (a) immediately available funds in the amount and as provided in section (B) of this agreement, allocated among seller in accordance with section (B) to this agreement and a Note Payable in the amount of $10,000.00 due February 28, 2008; and (b) certificates required by sections (H)(2), and (H)(3) of this agreement.

(D) Representations and warranties of the corporation and seller

The corporation and seller represent and warrant to purchaser, and acknowledge that purchaser relies on such representations and warranties in entering into and proceeding under this agreement, that:

(1) Corporate standing

The corporation is a corporation, duly organized, validly existing, and in good standing under the laws of Kentucky The corporation has full corporate power and authority to own or hold under lease the properties it now owns or holds under lease and to carry on the business presently being conducted by it, and the corporation has full corporate power and authority to enter into this agreement and all other agreements contemplated by this agreement and to consummate the transactions contemplated hereunder and thereunder.

(2) Authorization, execution, and delivery of this agreement by the corporation

This agreement has been duly authorized by all necessary corporate action of the corporation and has been duly executed and delivered by the corporation. The execution and delivery by the corporation of this agreement and the consummation by the corporation of the transactions contemplated hereby will not conflict with or constitute a violation of any provision of the articles of incorporation or bylaws of the corporation or any subsidiary, or conflict with or constitute a violation, breach, or default under any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which the corporation or any subsidiary is a party or by which any of them is bound or to which the corporation or any subsidiary or any of the properties of any of them is subject.

(3) Execution and delivery of this agreement by seller

This agreement has been duly executed and delivered by seller. The execution and delivery by seller of this agreement and the consummation by seller of the transactions contemplated hereby will not conflict with or constitute a violation, breach, or default under any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which any shareholder is a party or by which any shareholder is bound or to which any shareholder or any of the properties of any shareholder is subject.

(4) Articles of incorporation and bylaws

Attached as schedule A to this agreement are true and correct copies of the articles of incorporation of the corporation, certified by the Secretary of State of Kentucky. Attached as schedule B to this agreement are true and correct copies of the bylaws of the corporation, certified by the secretary of the corporation to be true and correct copies of the bylaws of the corporation.

(5) Capitalization

The authorized capital stock of the corporation consists of common stock with a par value of $1.00 of which One Thousand (1,000) shares are authorized and One Hundred (100) shares are issued and outstanding (the "common stock"). All of the shares have been validly issued and are fully paid and nonassessable. Neither the seller nor the corporation has any outstanding subscription, option, warrant, call, or commitment of any character relating to the shares, and the corporation has not issued any securities exchangeable for or convertible into the shares.

(6) Ownership of shares

The seller is the true and lawful owner of the shares and, as of the date of this agreement and at the closing, has and will have full right, power, and authority to sell, transfer, and deliver the shares to purchaser. No shareholder has knowledge of any adverse claims affecting his, her, or its shares or the shares owned by any other shareholder, and there are no notations of any adverse claims marked on the certificates for the shares. At the closing, purchaser will acquire the shares free and clear of any security interests, mortgage, adverse claims, liens, or encumbrances of any nature or description whatsoever.

(7) Consents of the corporation

No provision of the articles of incorporation or bylaws of the corporation or of any contract, trust agreement, mortgage, indenture, or other agreement or instrument to which the corporation is a party or by which any of them is bound or to which the corporation or any of the properties of the corporation is subject requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transactions contemplated by this agreement.

(8) Consents of seller

No provision of any contract, trust agreement, mortgage, indenture, or other agreement or instrument to which any shareholder is a party or by which any shareholder is bound or to which any shareholder or any of the properties of any shareholder is subject requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transactions contemplated by this agreement.

(9) Brokers

No person or entity is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this agreement, based on any agreement, arrangement, or understanding with (a) the corporation or any of the corporation's respective officers, directors, agents, or employees, or (b) the seller.

(10) Accuracy

No representation or warranty made by the corporation or the seller in this agreement and no statement made by them or on their behalf in any certificate, document, exhibit, or schedule furnished or to be furnished in connection with the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to purchaser.

(E) Representations and warranties of purchaser

Purchaser represents and warrants to the corporation and seller, and acknowledges that the corporation and seller rely on such representations and warranties in entering into and proceeding under this agreement, that:

(1) Corporate standing

Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to enter into this agreement and all other agreements contemplated by this agreement and to consummate the transactions contemplated hereunder and thereunder.

(2) Authorization, execution, and delivery of this agreement

This agreement has been duly authorized by all necessary corporate action of purchaser and has been duly executed and delivered by purchaser. The execution and delivery by purchaser of this agreement and the consummation by purchaser of the transactions contemplated hereby will not conflict with or constitute a violation of any provision of the articles of incorporation or bylaws of purchaser or conflict with or constitute a violation, breach, or default under any material contract, trust agreement, mortgage indenture, or other agreement or instrument to which purchaser is a party or by which purchaser is bound or to which purchaser or any of its properties is subject.

(3) Consents

No provision of the articles of incorporation or bylaws of purchaser or of any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which purchaser is a party or by which it is bound or to which purchaser or any of its properties is subject requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transactions contemplated hereby.

(4) Brokers

No person or entity is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this agreement, based on any agreement, arrangement, or understanding with purchaser, or any of purchaser's respective officers, directors, agents, or employees.

(5) Examination of properties and records

Purchaser has examined and is familiar with the property, plant, machinery, and equipment of the corporation and subsidiaries and their current condition. Purchaser has received or has examined to its satisfaction all documents stated in this agreement as having been furnished to or having been examined by purchaser or attached as schedules to this agreement.

(6) Investment representation

Purchaser is acquiring the shares for investment and not with a view to the sale or other distribution thereof. Purchaser agrees that it will not at any time sell, exchange, transfer, or otherwise dispose of the shares under circumstances which would constitute a violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder or any state statute, rule, or regulation relating to the sale of securities.

(F) Circumstances prior to closing

From the date of this agreement until the closing date, purchaser shall promptly notify the seller’s representative, and the seller's representative shall promptly notify purchaser, upon receipt of actual notice or knowledge of any fact which would make any representation or warranty contained in this agreement untrue in any material respect.

(1) Obligations of the corporation and seller prior to closing

From the date of this agreement until the closing date, the corporation shall use all reasonable efforts to, and each shareholder shall use all reasonable efforts to cause the corporation to:

(a) Afford purchaser, its accountants, counsel, and other representatives free and reasonable access during normal business hours to the offices, equipment, property, records, files, contracts, agreements, books of account, minute books, deeds, insurance policies, tax returns, and records and files of every nature of the corporation and subsidiaries and furnish purchaser with all information concerning the business and properties of the corporation as purchaser shall reasonably request;

(b) Conduct the business of the corporation and subsidiaries in the ordinary course and in accordance with their historical practices, preserve their business organization intact, retain substantially as at present their employees, and preserve the goodwill of their suppliers, customers, and others having business relations with them;

(c) Continue in force all policies of insurance, bonds, surety contracts, or guaranties set forth in any schedule to this agreement;

(d) Except as required by collective bargaining agreements or in accordance with the corporation's historical practices, not increase the rate of compensation, bonus, or any other benefit to any employee without the prior written consent of purchaser, or grant any salary increases, or enter into any employment agreement between the corporation and any person.

(e) Not amend the articles of incorporation or bylaws of the corporation without the written consent of purchaser;

(f) Not declare or pay any dividends;

(g) Not knowingly take any action or omit to take any action which will result in the material violation by the corporation or any subsidiary of any law applicable to this transaction or cause a material breach by the corporation or any subsidiary of any of the representations and warranties of the corporation and seller set forth in this agreement or any material lease, agreement, contract, or commitment to which the corporation is a party;

(h) Obtain all consents by third parties required to be obtained by the corporation or by seller with respect to its and their performance of this agreement and cooperate fully with purchaser in connection with purchaser's requests and applications for the governmental authorizations, if any, which are necessary for purchaser's ownership and operation of the corporation following the closing; and

(i) Give purchaser written notification of any changes taking place after the delivery of any schedules and other schedules or documents which would have been reflected in such schedules or documents had such changes occurred prior to the time such documents were first delivered.

(2) Obligations of purchaser prior to closing

From the date of his agreement until the closing date, purchaser shall:

(a) Not knowingly take any action or omit to take any action which will result in the material violation by purchaser of any law applicable to this transaction or cause a material breach by purchaser of any of the representations and warranties of purchaser set forth in this agreement; and

(b) Use all reasonable efforts to obtain all consents by third parties and all governmental authorizations, if any, which are necessary for purchaser's ownership and operation of the corporation's and subsidiaries' businesses following the closing.

(G) Conditions to purchaser's obligation

The obligation of purchaser to consummate on the closing date the transactions contemplated by this agreement will be subject to the satisfaction of each of the following conditions by the time required but no later than on or prior to the closing date, unless expressly waived by purchaser:

(1) Opinion of counsel

Purchaser shall have received the opinion of counsel from the respective seller, dated the closing date, substantially in the form (with appropriate insertions) attached as schedule D to this agreement.

(2) Representations and warranties

The representations and warranties of the corporation and seller contained in section (D) of this agreement shall be true and correct in all material respects on and as of the closing date as if made on and as of the closing date, except for changes resulting from the ordinary course of the corporation's business or as contemplated in this agreement, and the corporation and seller's representative shall have delivered to purchaser a certificate in the form attached as schedule E to this agreement, respectively signed by the president of the corporation and by seller's representative and dated the closing date.

(3) Performance of this agreement

The corporation and seller shall have performed and observed in all material respects their covenants, conditions, and obligations as set forth in this agreement prior to or on the closing date, and the corporation and seller' representative shall have delivered to purchaser a certificate, in the form attached as schedule E to this agreement, respectively signed by the president of the corporation and by seller' representative and dated the closing date.

(4) Litigation

No action or proceeding shall have been instituted or threatened against the corporation and seller or any subsidiary which reasonably could have a material and adverse effect on the business of the corporation or any subsidiary; no action or proceeding shall have been instituted or threatened against any of the parties to this agreement or their director or officers, before any court or governmental department, agency, or commission to restrain or prohibit, or to obtain substantial damages in respect of, this agreement or the consummation of the transactions contemplated hereby; and no party to this agreement shall have received written notice from any court or governmental department, agency, or commission of its intention to institute any action or proceeding to restrain or enjoin or commence any investigation (other than a routine letter of inquiry) into the consummation of this agreement and the transactions contemplated hereby or to nullify or render ineffective this agreement or such transactions if consummated, which in the opinion of purchaser would make it inadvisable to consummate such transaction; provided, that in the event such an investigation is instituted, this agreement may not be abandoned by purchaser for a period of 120 days (but consummation hereof shall be delayed during such period), and may not be abandoned thereafter except upon advice of counsel that there is a reasonable probability that such an investigation may result in an action or proceeding of the type described in the second clause of this paragraph (G)(5).

(5) Resignations of directors

Purchaser shall have received the written resignations, effective as of the closing date, of such directors of the corporation as shall have been designated by purchaser to the corporation in writing at Closing.

(6) Delivery of shares

The seller shall have tendered certificates representing all of the shares.

(H) Conditions to the corporation's and seller' obligations

The obligation of the corporation and seller to consummate on the closing date the transactions contemplated by this agreement will be subject to the satisfaction of each of the following conditions at the time required but no later than on or prior to the closing date, unless expressly waived by the seller' representative:

(1) Representations and warranties

The representations and warranties of purchaser contained in section (E) of this agreement shall be true and correct in all material respects on and as of the closing date as if made on and as of the closing date, except for changes resulting from the ordinary course of purchaser's business or as contemplated by this agreement, and purchaser shall have delivered to the corporation and seller a certificate, in the form attached as schedule E to this agreement, signed by a duly authorized officer of purchaser and dated the closing date.

(2) Performance of this agreement

Purchaser shall have performed and observed in all material respects its covenants, conditions, and obligations as set forth in this agreement prior to or on the closing date, and purchaser shall have delivered to the corporation and seller a certificate, in the form attached as schedule D to this agreement, signed by a duly authorized officer of purchaser and dated the closing date.

(3) Litigation

No action or proceeding shall have been instituted against purchaser which reasonably could have a material and adverse effect on its businesses; no action or proceeding shall have been instituted or threatened against any of the parties to this agreement, before any court or governmental department, agency, or commission to restrain or prohibit, or to obtain substantial damages in respect of, this agreement or the consummation of the transactions contemplated hereby; and neither purchaser, the corporation, nor seller shall have received written notice from any court or governmental department, agency, or commission of its intention to institute any action or proceeding to restrain or enjoin or commence any investigation (other than a routine letter of inquiry) into the consummation of this agreement and the transactions contemplated hereby or to nullify or render ineffective this agreement or such transactions if consummated, which in the opinion of the corporation and the seller' representative would make it inadvisable to consummate such transactions; provided that in the event such an investigation is instituted, this agreement may not be abandoned by the corporation and seller for a period of 120 days (but consummation hereof shall be delayed during such period), and may not be abandoned thereafter except upon advice of counsel to the corporation and the seller' representative that there is a reasonable probability that such an investigation may result in an action or proceeding of the type described in the second clause of this section (H)(5).

(I) Survival of representations, warranties, and covenants

All representations, warranties, and covenants by any party to this agreement contained in this agreement or in any certificate or other instrument delivered by or on behalf of any party pursuant to this agreement shall be continuous and shall survive the closing for a three (3) year period expiring on the third anniversary of the closing date, except that (1) the representations and warranties set forth in section (D)(6) of this agreement shall survive in perpetuity; (2) purchaser's covenant set forth in section (O)(2) of this agreement shall survive in perpetuity if the transactions contemplated by this agreement are not consummated; and (3) all representation, warranties and covenants made by Seller with regard to the taxes of the corporation shall survive the closing for a six (6) year period expiring on the sixth anniversary of the closing date.

(J) Indemnification

(1) Indemnification by seller

After the closing date, seller shall, as to those representations, warranties, covenants, and agreements which are herein made or agreed to by the corporation and seller, indemnify and hold harmless purchaser against and in respect of:

(a) Any damage, deficiency, or costs resulting from any misrepresentation or breach of warranty or any nonfulfillment of any covenant or agreement on the part of the corporation and seller under this agreement; and

(b) Any claim, action, suit, proceeding, demand, judgment, assessment, cost, and expense, including reasonable counsel fees, incident to any of the foregoing.

Seller shall reimburse purchaser for any liabilities, damages, deficiencies, claims, actions, suits, proceedings, demands, judgments, assessments, costs, and expenses to which this section (J)(1) relates

(2) Indemnification by purchaser

After the closing date, purchaser shall, as to those representations and warranties, covenants, and agreements which are herein made or agreed to by purchaser, indemnify and hold harmless seller against and in respect of:

(a) Any damage, deficiency, or costs resulting from any misrepresentation or breach of warranty or any nonfulfillment of any covenant or agreement on the part of purchaser under this agreement; and

(b) Any claim, action, suit, proceeding, demand, judgment, assessment, cost, and expense, including reasonable counsel fees, incident to any of the foregoing.

Purchaser shall reimburse seller for any liabilities, damages, deficiencies, claims, actions, suits, proceedings, demands, judgments, assessments, costs, and expenses to which this section (J)(2) relates only if a claim for indemnification is made by seller prior to the third anniversary date of the closing, except for claims described in section (I)(2) of this agreement.

(3) Indemnification procedure

A party seeking indemnification (the "indemnitee") shall use all reasonable efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs, and expenses (including without limitation taxes and attorney fees) in respect of which indemnity may be sought under this agreement. The indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "indemnitor") of the assertion of a claim for indemnification but in no event later than (a) 30 days after service of process in the event litigation is commenced against the indemnitee by a third party, or (b) 30 days after the indemnitee becomes aware of circumstances, not involving the commencement of litigation by a third party, which may give rise to a claim for indemnification. No such notice of assertion of a claim shall satisfy the requirements of this section (J)(3) unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is made, to the extent known to purchaser. The indemnitee shall consult with the indemnitor with respect to the payment, settlement, or defense of any claim, action, suit, proceeding, or demand. If any action or proceeding shall be brought against the indemnitee in connection with any liability or claim to be indemnified hereunder, the indemnitee shall provide the indemnitor a period of 30 days to decide whether to defend such liability or claim. During such period the indemnitee shall take all reasonable steps to protect the interests of itself and the indemnitor, including the filing of necessary responsive pleadings, the seeking of emergency relief, or other action necessary to maintain the status quo, subject to reimbursement from the indemnitor of its expenses in doing so. If the indemnitor determines that it shall defend such action or proceeding, the indemnitor shall defend such action or proceeding at its expense, using counsel selected by any insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by the indemnitor and approved by the indemnitee, which approval shall not be unreasonably withheld or delayed. The indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense and shall consult with the indemnitee prior to settlement of any indemnified matter. In the event the indemnitee has a claim or claims against any third party growing out of or connected with the indemnified matter, then upon receipt of indemnification, the indemnitee shall fully assign to the indemnitor the entire claim or claims and the indemnitor shall thereupon be subrogated with respect to such claim or claims of the indemnitee.

(4) Taxes

Seller hereby represents that she has prepared, signed and filed all tax returns required to be filed prior to the effective date hereof. All tax returns were correct and complete in all respects, and Seller has timely paid or accrued all taxes or installments thereof of every kind and nature whatsoever which were due and owing on tax returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which tax returns were due,. Seller further represents that she has timely paid in full all ad valorem property taxes and other assessments levied on the corporation’s assets and properties which have become due and payable prior to the effective date hereof. As of the date hereof, the liability for payment of taxes of the corporation shall be apportioned on a time basis so that such part of the relevant taxes attributable to the period prior to the date hereof shall be borne by Seller and such part of the relevant taxes attributable to the period on the effective date hereof and thereafter shall be borne by Buyer. Seller shall indemnify and hold harmless the purchaser from any and all liability, claim or damage resulting from any tax liability of the corporation incurred prior to the closing date. Purchaser shall indemnify and hold harmless the seller from any and all liability, claim or damage resulting from any tax liability of the corporation incurred following the closing date.

(K) Records and further assurances

From time to time prior to or at the closing, the corporation and its subsidiaries will execute all such instruments and will take all such actions as purchaser, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the closing date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. After the closing date, purchaser shall make available to the seller's representative on reasonable request such books and records of the corporation and subsidiaries as may be appropriate for use in connection with seller's respective tax returns, including any review thereof, and for any other reasonable purpose.

(M) Public statements

Prior to the closing date, neither purchaser nor the corporation nor the seller shall, without the joint approval of purchaser and the seller's representative, make any press release or other public announcement concerning the transactions contemplated by this agreement

(N) Covenants of the Parties.

(1) From and after the date upon which seller terminates its consulting activities with purchaser pursuant to the terms and conditions of that certain Consulting Agreement dated March 1, 2007, by and between seller and purchaser, purchaser shall not, in any manner whatsoever, continue to use the name “Dupree Catering, Inc.” or any derivative thereof, or any other marks of Seller included in the acquisition of the company or any of its assets.

(O) Covenant Not to Compete.

It is specifically agreed by and between the parties hereto that, following the closing date, seller shall in no way be subject to or restricted by any non-compete requirement and shall be free to engage in and conduct any business of any kind or type now being conducted or rendered by the corporation.

(P) Abandonment of agreement

This agreement may be terminated at any time prior to the closing date, by:

(1) The mutual consent of purchaser and the corporation and the seller's representative; or

(2) The corporation and the seller's representative, if any of the conditions provided in section (H) of this agreement have not been met by the time required and have not been waived; or

(3) The board of directors of purchaser, if any of the conditions provided in section (G) of this agreement have not been met by the time required and have not been waived.

(Q) Confidentiality

(1) Prior to closing date

Unless and until the closing of the transactions contemplated by this agreement shall have occurred, and except as may be otherwise required by applicable law, the corporation, the seller, and purchaser shall cause their employees, agents, and representatives to, maintain in confidence and not otherwise use information, documents, and data furnished to them, or to any person or entity on their behalf.

(2) Failure to close

If the closing of the transactions contemplated by this agreement does not occur by March 7, 2007, purchaser shall return to the corporation or destroy all written information, documents, and data furnished to purchaser or to any person or entity on its behalf and all copies thereof. Notwithstanding anything else in this agreement to the contrary, in the event the transactions contemplated by this agreement do not close, purchaser's agreement to maintain in confidence all information received by purchaser from the corporation and seller shall continue in perpetuity and none of such information shall be used by purchaser, its employees, agents, or representatives in the business operations of any such person or any entity with which purchaser is affiliated, either directly or indirectly, except to the extent that such information is elsewhere available to the public or otherwise rightfully obtained without violation of purchaser's covenant of confidentiality contained in this section (O).

(3) Remedies

Purchaser hereby acknowledges that there may not be an adequate remedy at law for the breach of this section (O) and that, in addition to any other remedies available to the corporation or seller, injunctive relief may be granted to the corporation or seller for such breach.

(R) Notices

All notices, requests, consents, and other communications hereunder shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service or delivered personally:

If to seller, to:

Harriet Dupree Bradley
117 Sycamore Rd
Lexington, KY 40502

With a copy to:

James H. Frazier, III, Esq.
McBrayer, McGinnis, Leslie & Kirkland, PLLC
201 E. Main Street, Suite 1000
Lexington, Kentucky 40507

If to purchaser, to:

John D. Hafner, Esq.
Tree Anchor Law Firm, PLLC
253 S. Limestone St.
Lexington, KY 40508

Mrs. Janette Heitz, President
Southern Bella, Inc.
1006 Delaware Avenue
Lexington, KY 40505-0464

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

(S) Remedies

The corporation, seller, and purchaser represent and acknowledge that the failure of any party to carry out his, her, or its obligation to consummate the transactions contemplated by this agreement on the closing date would cause irreparable injury to the other parties to this agreement. The corporation, seller, and purchaser accordingly agree that, in addition to any other remedies available to any party, any such failure by any party to perform this agreement which constitutes a breach of the party's representations, warranties, or covenants contained herein shall be subject to the remedy of specific performance. All parties to this Agreement agree to resolve all discrepancies involving this Agreement through arbitration in Lexington, Kentucky.

(T) Consent to jurisdiction

As to disputes between or involving purchaser, the corporation, and/or seller under this agreement, each party consents to the jurisdiction of Fayette County, Kentucky and waives any objection to venue of any action constituted hereunder.

(U) Parties in interest

All covenants and agreements contained in this agreement by or on behalf of any of the parties to this agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. No party to this agreement may, however, assign its rights or delegate its obligations under this agreement to any other person or entity without the express prior written consent of the other parties. Following the closing date, any reference in this agreement to the corporation shall mean and include, whether so expressed or not, the corporation's successors or assigns and any other entity with which the corporation shall have merged or consolidated or which shall have purchased all or substantially all of the assets of the corporation.

(V) Construction; governing law

The table of contents and section headings contained in this agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this agreement. This agreement shall be construed in accordance with and governed by the laws of Kentucky.

(W) Entire agreement; amendment and waiver

This agreement, including the schedules hereto, constitutes and contains the entire agreement of the corporation, seller, and purchaser with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. The parties may, by mutual agreement in writing, amend this agreement in any respect, and any party, as to such party, may in writing (1) extend the time for the performance of any obligations of any other party; (2) waive any inaccuracies in representations and warranties by any other party; (3) waive performance of any obligations by any other party; and (4) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations hereunder. No such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this agreement. Any such amendment or waiver by purchaser must be signed by an officer of purchaser and any such amendment or waiver by seller must be signed by the seller' representative.

(X) Severability

If any provision of this agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

(Y) Counterparts

This agreement may be executed concurrently in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same agreement.

(Z) Expenses

Each party to this agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution, or closing of this agreement and the other transactions contemplated by this agreement.

(AA) Schedules

The schedules attached to this agreement constitute a part of this agreement and are incorporated by reference in their entirety as if fully set forth in this agreement at the point where first mentioned.

(BB) Time of essence

Time is of the essence to the performance of the obligations set forth in this agreement.

IN WITNESS WHEREOF, the corporation, seller, and purchaser have executed this agreement as of the day and year first written above.

/s/ Harriet Dupree Bradley
Dupree Catering, Inc. Harriet Dupree Bradley, President

/s/ Harriet Dupree Bradley
Harriet Dupree Bradley, Seller

/s/ Viola J. Heitz
Southern Bella, Inc.

Schedules

Schedule A:	Articles of Incorporation
Schedule B:	Corporate Bylaws
Schedule C:	Corporate Minutes
Schedule D:	Opinion of counsel to Seller
Schedule E:	Certificate of Seller
Schedule F:	Machinery and equipment of the corporation
Schedule G:	Letter of Resignation
Schedule H:	Note Payable